Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Ra Medical Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)		Amount of Registration Fee
Units, each unit consisting of (i) one share of common stock, par value $0.0001 per share, (ii) one warrant to purchase one share of common stock with a one-year term (“Series A Warrant”) and (iii) one warrant to purchase one share of common stock with a seven-year term (“Series B Warrant”)(3)	$13,800,000	(4)	$1,279.26
Pre-funded units, each pre-funded unit consisting of (i) one pre-funded warrant to purchase one share of common stock, (ii) one Series A Warrant and (iii) one Series B Warrant(3)	$13,800,000	(3)	$1,279.26
Shares of common stock included in the units	$—	(5)	$—
Series A Warrants included in the units and pre-funded units	$—	(5)	$—
Series B Warrants included in the units and pre-funded units	$—	(5)	$—
Pre-funded warrants included in the pre-funded units	$—	(5)	$—
Shares of common stock issuable upon exercise of the Series A Warrants included in the units and pre-funded units	$13,800,000		$1,279.26
Shares of common stock issuable upon exercise of the Series B Warrants included in the units and pre-funded units	$13,800,000		$1,279.26
Shares of common stock issuable upon exercise of the pre-funded warrants included in the pre-funded units	$—		$—

Total	$55,200,000		$5,117.04	(6)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)

Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, dividends or similar transactions.

(3)

The proposed maximum offering price of the units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded units offered and sold in the offering, and as such the proposed aggregate maximum offering price of the units together with the pre-funded units (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $13,800,000.

(4)

Includes additional units which may be issued upon the exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, up to 15% of the total number of units to be offered, which may be exercised for shares of common stock, Series A Warrants, Series B Warrants or some combination thereof at the election of the underwriters.

(5)	No separate fee is required pursuant to Rule 457(g) under the Securities Act.
(6)	$3,837.78 of this amount was previously paid.